                                                                     EXHIBIT 2.3

                                  COMMON STOCK

                               PURCHASE AGREEMENT


                                  BY AND AMONG




              CNNFN, A DIVISION OF CABLE NEWS NETWORK LP, LLLP, AND

                                 NEWSREAL, INC.






                                 April 21, 1999

                                TABLE OF CONTENTS

1.        Purchase, Sale and Terms of Purchased Shares......................................................................      1
          1.1        The Purchased Shares...................................................................................      1
          1.2        Purchase and Sale of Purchased Shares; Consideration; Closing..........................................      1
2.        Representations and Warranties of the Company.....................................................................      1
          2.1        Business, Organization, Corporate Power and Authority..................................................      2
          2.2        Validity...............................................................................................      2
          2.3        Capitalization, Status of Capital Stock................................................................      2
          2.4        Taxes..................................................................................................      3
          2.5        Litigation.............................................................................................      4
          2.6        No Violations..........................................................................................      4
          2.7        Consents and Approvals.................................................................................      4
          2.8        Transactions With Affiliates...........................................................................      5
          2.9        Intellectual Property..................................................................................      5
          2.10       Title to Properties....................................................................................      5
          2.11       Compliance With Law....................................................................................      6
          2.12       Financial Statements...................................................................................      6
          2.13       Material Contracts.....................................................................................      6
          2.14       Disclosure.............................................................................................      7
          2.15       Compliance With Securities Laws........................................................................      7
          2.16       Brokers' and Finders' Fees.............................................................................      8
          2.17       Insurance..............................................................................................      8
          2.18       Benefit Plans..........................................................................................      8
          2.19       Undisclosed Liabilities................................................................................      8
3.        Representations and Warranties of the Investor....................................................................      8
4.        Conditions of Purchase............................................................................................     10
5.        Covenants of the Company..........................................................................................     12
          5.1        Financial Statements and Reports.......................................................................     12
          5.2        Requested Information..................................................................................     12
          5.3        Conduct of Business....................................................................................     12
          5.4        Inspection.............................................................................................     12
          5.5        Insurance..............................................................................................     12
          5.6        Issuance of Stock in Connection with Vesting of Performance Options....................................     13
          5.7        Issuance of Stock in Connection with Conversion
                     of Certain Indebtedness................................................................................     13
6.        Additional Covenants of the Parties...............................................................................     13
          6.1        Resale of Securities...................................................................................     13
          6.2        Covenants Pending Closing..............................................................................     14
          6.3        Further Assurance......................................................................................     14
          6.4        Confidentiality........................................................................................     14
7.        Miscellaneous.....................................................................................................     14
          7.1        Brokers' Fees..........................................................................................     14
          7.2        Remedies...............................................................................................     15
          7.3        Specific Performance...................................................................................     16



7.4     Amendments and Waivers................................       16
7.5     Survival of Covenants, Assignability of Rights........       16
7.6     Governing Law.........................................       16
7.7     Section Headings......................................       16
7.8     Counterparts..........................................       17
7.9     Notices...............................................       17
7.10    Severability..........................................       18
7.11    Definitions of Terms..................................       18
7.12    Expenses..............................................       20
7.13    Entire Agreement......................................       20
7.14    Enforcement...........................................       20
7.15    No Third-Party Beneficiaries..........................       22





                                    EXHIBITS


 EXHIBIT A              Certificate of Incorporation and all Amendments thereto

 EXHIBIT B              Promissory Note

 EXHIBIT C              Bylaws and all amendments thereto

 EXHIBIT D              Rights Agreement between the Company, the QIP Investors
                        and Investor

 EXHIBIT E              Amendment to Distribution Agreement between Investor and
                        Company

 EXHIBIT F              Opinion of Fulbright & Jaworski L.L.P. on behalf of
                        Company (to be provided)



                                    SCHEDULES






Schedule 1.2            Stock Certificates and Shares Delivered at Closing
Schedule 2.1            Good Standing Exceptions
Schedule 2.3(b) List of Stockholders, Option Holders, Warrant Holders and Other Rights Held With Respect To Capital Stock of Company
Schedule 2.4            Tax Exceptions
Schedule 2.5            Litigation and Actions
Schedule 2.7            Consents and Approvals Required
Schedule 2.8            Transactions with Affiliates
Schedule 2.9(a)         Patents, Copyrights and Trademarks Issued to the Company
Schedule 2.9(b)         Infringements or Violations of Other Intellectual
                        Property Rights
Schedule 2.9(c)         Exceptions to Required Patents, Copyrights and
                        Trademarks
Schedule 2.10           Exceptions to Title to Properties
Schedule 2.12 Exceptions to GAAP in Financial Statements and Changes in Assets, Liabilities and Financial Condition

Schedule 2.13(a)        Contracts and Agreements With Consideration in Excess of
                        $50,000
Schedule 2.13(b)        Material Agreements Not in the Ordinary Course
                        of Business, Employment Agreements, Employee Benefits,
                        Covenants Not to Compete, etc.
Schedule 2.14           List of Documents Executed in Connection with Issuance
                        of Purchased Shares

                                  COMMON STOCK
                               PURCHASE AGREEMENT

       THIS AGREEMENT is made as of the 21st day of April, 1999 by and among NewsReal, Inc., a Delaware corporation (the "Company"), and CNNfn, a division of Cable News Network LP, LLLP, a limited liability limited partnership (the "Investor").


1.     PURCHASE, SALE AND TERMS OF PURCHASED SHARES

       1.1. THE PURCHASED SHARES. The Company has authorized the issuance and sale to the Investor of Four hundred seventy thousand six hundred thirty-eight (470,638) shares (the "Purchased Shares") of its authorized but unissued shares of common stock, $.001 par value (the "Common Stock"), for a total purchase price of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00)(the "Purchase Price"). The designations, rights and preferences and other terms and conditions relating to the Common Stock shall be as set forth in the Company's Certificate of Incorporation, as amended from time to time (the "Certificate"), which is attached hereto as Exhibit A, The Purchased Shares shall be subject to the terms and conditions of the Shareholders Agreement (as defined below).

       1.2. PURCHASE AND SALE OF PURCHASED SHARES; CONSIDERATION; CLOSING. The Company agrees to issue and sell to the Investor and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Investor agrees to purchase the Purchased Shares for the Purchase Price. In consideration for the Purchase Price, the Investor agrees to deliver at a closing (the "Closing") for cancellation a promissory note of NewsReal having an aggregate principal amount of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00)(the "Promissory Note"), together with a mutually acceptable instrument of transfer, in the forms attached hereto as Exhibit B. The purchase and sale of the Purchased Shares shall take place at the Closing to be held at the offices of the Investor, at 2:00 P.M. (E.D.T.) on April 21, 1999 or on such other date and at such other time as may be mutually agreed to by the parties hereto (the "Closing Date"). At the Closing, the Company will deliver to the Investor a certificate or certificates for the number of the Purchased Shares in the amounts shown on Schedule 1.2 against delivery to the Company of the Promissory Note in the total amount of the Purchase Price.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Investor the following and that as of the Closing, after giving effect to the transactions contemplated by the Transaction Documents (as defined below), the following will be true and correct, except as set forth on the attached schedules of exceptions:

       2.1. BUSINESS, ORGANIZATION, CORPORATE POWER AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own and hold its properties and to carry on its business as presently conducted. Except as set forth in Schedule 2.1, the Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of property owned or leased, or the nature of the activities conducted by it, makes such licensing or qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect (as defined below) on the Company. The Company has no Subsidiaries (as defined below) and does not own of record or beneficially any shares of capital stock or securities convertible into capital stock of, or any other proprietary interest in, any Person (as defined below).

       2.2. VALIDITY. The Company has all necessary power and authority to enter into, and has taken all action required to execute, deliver and perform, this Agreement, the Amendment to the Distribution Agreement, and the Rights Agreement attached hereto as Exhibits E and D, respectively, and to issue, sell and deliver the Purchased Shares. This Agreement, the Amendment to the Distribution Agreement, the Rights Agreement, and all other documents and instruments executed by the Company pursuant hereto (collectively, the "Transaction Documents") when delivered are and will be duly authorized, legal, valid and binding obligations of the Company and enforceable against the Company, in accordance with their respective terms, subject to: (a) laws of general application relating to bankruptcy, insolvency, moratorium, fraudulent conveyance and the relief of debtors; (b) equitable principles limiting rights to specific performance or other equitable remedies; and (c) with respect to the enforceability of the provisions set forth in the registration rights provisions of the Rights Agreement, applicable Federal and state securities laws. Upon the issuance, sale and delivery of the Purchased Shares in accordance with the terms hereof, the Purchased Shares will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all liens, charges, restrictions, claims and encumbrances of any kind, subject to restrictions on transfer under Federal and state securities laws and the Rights Agreement.

       2.3. CAPITALIZATION, STATUS OF CAPITAL STOCK. (a) Immediately prior to the Closing, the authorized capital stock of the Company consists of (i) Five Million (5,000,000) shares of preferred stock, $.001 par value (the "Preferred Stock"), and (ii) Fifty Million (50,000,000) shares of Common Stock. Immediately prior to the Closing, (i) Five Million (5,000,000) shares of the Company's Common Stock will be issued and outstanding, (ii) warrants to purchase One Million Seventy-seven Thousand Five Hundred (1,077,500) shares of Common Stock and options to purchase One Million One Hundred Forty Thousand (1,140,000) shares of Common Stock, excluding the Performance Options (defined below) granted to the Managing Founders and employees of the Company and other options granted to employees under the Stock Option Plan (defined below), will be outstanding, (iii) options to purchase One Million Five Hundred Thousand (1,500,000) shares of Common Stock are available for issuance under the Stock Option Plan (defined below), of which time-based options to purchase Five Hundred Eighty-three Thousand Four Hundred (583,400) shares and Performance Options to purchase Four Hundred Twenty-seven Thousand Five Hundred Seventy (427,570) shares of Common Stock will be outstanding under the Stock Option Plan, (iv) Six Million Eight Hundred Nine Thousand Seven Hundred Seventeen (6,809,717) shares of Common Stock will be issuable upon the payment and conversion of the Guaranteed Indebtedness and the conversion of the QIP Loans, subject to adjustment for any accrued but unpaid interest on such loans or indebtedness at the time of conversion, (v) Performance Options to purchase Seven Million Seven Hundred Eighteen Thousand Nine Hundred Ten (7,718,910) shares of Common Stock will be available for issuance to the Managing Founders in the aggregate and to the employees following conversion of the Guaranteed Indebtedness and the QIP Loans (excluding Performance Options that have been granted pursuant to the Stock Option Plan), and (vi) no shares of the Company's Preferred Stock will have been issued. All issued and outstanding shares of the Company's Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and Federal securities laws. The Company has heretofore delivered to the Investor true and correct copies of its Certificate and by-laws (the "By-laws"), each as amended and in effect on the date hereof and certified by the Company's Secretary.

                     (b) Attached as Schedule 2.3(b) is a true and complete list of the record holders of all voting securities of the Company. To the Knowledge of the Company, each such holder owns all the securities shown to be owned by such holder on Schedule 2.3(b) beneficially, free and clear of all Liens, subject to the provisions of the Shareholders Agreement and the subscription agreements between the Company and the Managing Founders. Except as set forth on Schedule 2.3(b), there are no outstanding warrants, options, rights, securities, agreements, subscriptions, anti-dilution rights, exchange rights, first refusal rights or other commitments pursuant to which the Company is or may become obligated to issue, deliver or sell any additional shares of capital stock of the Company or to issue, grant, extend or enter into any such warrant, option, right, security, agreement, subscription or other commitment. Other than as set forth on Schedule 2.3(b), there are no outstanding options, rights, securities, agreements or other commitments pursuant to which the Company is or may become obligated to redeem, repurchase, exchange or otherwise acquire or retire any shares of capital stock of the Company which are presently outstanding or may be issued in the future.

                     (c) Other than the rights granted to Investor and certain of the Company's other stockholders pursuant to the Rights Agreement and the Shareholders Agreement, respectively, there are no outstanding rights which permit the holder thereof to cause the Company to file a registration statement under the Securities Act or which permit the holder thereof to include securities of the Company in a registration statement filed by the Company under the Securities Act, and there are no outstanding agreements or other commitments which otherwise relate to the registration of any securities of the Company under the Securities Act.

                     (d) All securities of the Company heretofore issued and sold by the Company were issued and sold in compliance with all applicable Federal and state securities laws. There are no agreements, options, rights or subscriptions of any kind which governed the prior issuance of voting securities of the Company that are still in effect.

       2.4. TAXES. Except as set forth on Schedule 2.4, the Company has accurately prepared and timely filed all Federal, state and other tax returns, reports and forms that are required to be filed by it and has paid or made provision for the payment of all taxes that have become due pursuant to such returns and all other taxes, assessments and governmental charges which have become due and payable, including, without limitation, all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties, except where the failure to file such tax returns or pay such taxes would not have a Material Adverse Effect on the Company. Except as set forth on Schedule 2.4, to the Company's Knowledge, no deficiency assessment with respect to, or proposed adjustment of, the Company's Federal, state, or other taxes is pending or threatened. Except as set forth on Schedule 2.4, to the Company's Knowledge, there is no tax lien, whether imposed by any Federal, state, or other taxing authority, outstanding against the assets, properties or business of the Company. Except as set forth on Schedule 2.4, no returns, reports or forms filed by or on behalf of the Company with respect to taxes are currently being audited or examined, nor has notice been received by the Company of any audit or examination.

       2.5. LITIGATION. Except as set forth on Schedule 2.5 attached hereto, there is no action, suit, arbitration, proceeding or, to the Knowledge of the Company, investigation (a) pending or threatened against or affecting the Company involving an amount in controversy in excess of One Hundred Thousand Dollars ($100,000) which might result, either in any individual case or all such cases in the aggregate, in a Material Adverse Effect on the Company or (b) pending or threatened by or against any of the officers or employees of the Company which relate to or involve the termination of such person's employment with any of such person's former employers. To the Knowledge of the Company, there is no basis for any such lawsuit, claim, arbitration or other proceeding or investigation. There is no outstanding judgment, order or decree of any governmental authority or arbitrator applicable to the Company or, to the Knowledge of the Company, any of their respective properties, assets or businesses having, or which, insofar as can be reasonably foreseen, in the future may have, a Material Adverse Effect on the Company or its respective businesses as presently conducted or as presently proposed to be conducted.

       2.6. NO VIOLATIONS. The execution, delivery and performance of the Transaction Documents, the consummation of the transactions contemplated hereby and thereby (including the issuance, sale and delivery of the Purchased Shares), and compliance with the provisions hereof and thereof, will not violate any provision of law, the Certificate, or By-laws, as amended, of the Company, any order of any court or other agency of government or indenture, any agreement or other instrument to which the Company is bound, or conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

       2.7. CONSENTS AND APPROVALS. Except as set forth on Schedule 2.7 attached hereto, the execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby do not require the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority.

       2.8. TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 2.8 attached hereto, there are no loans, leases or other continuing transactions between, on the one hand, the Company or any of the Company's customers or suppliers, and, on the other hand, any stockholder, director or officer of the Company, or any member of such officer's, director's or stockholder's immediate family, or any Person "controlled" by such officers, directors or stockholders or their immediate families as such term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act").

       2.9. INTELLECTUAL PROPERTY. (a) Schedule 2.9(a) identifies each patent or registration which has been issued to the Company with respect to any of its intellectual property, identifies each pending patent application or application for registration which the Company has made with respect to any of its intellectual property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its intellectual property. All patents, copyrights and trademarks of the Company indicated on Schedule 2.9(a) have been duly registered and filed in or issued by each appropriate governmental authority in the jurisdictions indicated, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

              (b) Except as disclosed in Schedule 2.9(b), the conduct of the Company's business as presently conducted and as presently proposed to be conducted, including, without limitation, the use of the Company's name and any trade names, does not and will not infringe, violate or conflict with any U.S. or foreign patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information or other proprietary rights or processes of any other Person. The Company has not received any communications alleging that the Company has violated, or that by conducting its business as proposed would violate, any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other Person.

              (c) Except as disclosed in Schedule 2.9(c), the Company has all patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, licenses, brand names, trade names, service marks, all other names or slogans embodying business or product goodwill, copyrights, copyright registrations, computer programs, software (including all source code and object code, development documentation, programming tools, specifications, data, designs, trade secrets, technology, inventions, discoveries and improvements), know-how, proprietary rights, processes, confidential and proprietary information, and other intellectual property rights, whether or not subject to statutory registration or protection, required for use in its business as presently conducted.


       2.10. TITLE TO PROPERTIES. Except as disclosed on Schedule 2.10, the Company has good, clear and marketable title to its properties and assets, tangible and intangibles, reflected on the Interim Balance Sheet (as defined below) or acquired by it since the date of the Interim Balance Sheet (other than properties and assets disposed of in the ordinary course of business since the date of the Interim Balance Sheet), and all such properties and assets are free and clear of mortgages, pledges, security interests, liens, charges, claims, restrictions and other encumbrances (including without limitation, easements and licenses), except for liens for or current taxes not yet due and payable. Except as set forth on Schedule 2.10 attached hereto, the Company is not in default or in breach of any provision of its leases or licenses where such default or breach would have a Material Adverse Effect on the Company, and the Company holds valid leasehold or licensed interests in the property which it leases or is licensed to it. All the tangible personal property owned by the Company is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and all personal property leased by the Company is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof.

       2.11. COMPLIANCE WITH LAW. The Company is currently in compliance in all material respects with all Federal and state laws, rules, regulations and orders applicable to its business, operations, properties, assets, products, and services.

       2.12. FINANCIAL STATEMENTS. The Company has furnished to the Investor the balance sheet of the Company as of December 31, 1998 (the "Balance Sheet") and the related statements of income, stockholders' equity and cash flows of the Company for the year ended December 31, 1998. All such financial statements are in accordance with the books and records of the Company and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and fairly present the financial position of the Company as of December 31, 1998, and the results of its operations and cash flows for the year ended December 31, 1998, and have been certified by the President and Chief Financial Officer of the Company pursuant to Section 4.1.8. The Company also has furnished to the Investor the balance sheet of the Company as of February 28, 1999 (the "Interim Balance Sheet") and the related statements of income, stockholders' equity and cash flows of the Company for the two months ended February 28, 1999. Except as provided on Schedule 2.12 attached hereto, all such financial statements are in accordance with the books and records of the Company and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and fairly present the financial position of the Company as of February 28, 1999, and the results of its operations and cash flows for the two months ended February 28, 1999. Since the date of the Interim Balance Sheet and except as provided on Schedule 2.12 attached hereto, (i) there has been no change in the assets, liabilities or financial condition of the Company from that reflected in the Interim Balance Sheet except for changes in the ordinary course of business which in the aggregate have not been materially adverse, (ii) except as set forth in the Schedules to this Agreement, none of the business, prospects, financial condition, operations, property or affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against, (iii) the business of the Company has been conducted in the ordinary course consistent with past practice and there has not been any material adverse change with respect to the Company, and (iv) the Company has not declared or paid or made, or agreed to declare or pay or make, any dividends or other distributions in cash or property to the stockholders of the Company.

       2.13. MATERIAL CONTRACTS. (a) Schedule 2.13(a) attached hereto lists all contracts and other agreements to which the Company is a party the performance of which will involve consideration in excess of $50,000. Each contract or other agreement of the Company set forth on Schedule 2.13(a) (collectively, the "Contracts") is in full force and effect and is a legal, valid and binding agreement of the Company and, to the Knowledge of the Company, of each other party thereto, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Except as disclosed on Schedule 2.13(a), the Company has performed or is performing in all material respects all material obligations required to be performed by it under each Contract and, except as disclosed on Schedule 2.13(a), is not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company and except as disclosed on Schedule 2.13(a), no other party to any Contract is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder.

                     (b) Except as disclosed in Schedule 2.13(b), the Company is not a party to or bound by, nor are any of its respective properties or assets or business bound by or subject to, any written or oral: (a) material agreement or contract not made in the ordinary course of business; (b) employment agreement or employment contract that by its terms is not terminable at will by the Company; (c)(i) employee collective bargaining agreement or other contract with any labor union, (ii) plan, program, arrangement or agreement that provides for the payment of severance, termination or similar type of compensation or benefits upon the termination or resignation of any employee of the Company or (iii) plan, program, arrangement or agreement that provides for medical or life insurance benefits for former employees of the Company or for current employees of the Company upon their retirement from, or termination of employment with, the Company; (d) covenant not to compete; (e) agreement, contract or other arrangement (other than the Shareholders Agreement and the Transaction Documents) with (i) any stockholder of the Company, (ii) any Affiliate of the Company or any Affiliate of any stockholder of the Company or
(iii) any officer, director or employee of the Company, or any any affiliate of any officer, director or employee of the Company (other than employment agreements covered by clause (b) above); (f) license or other agreement relating in whole or in part to proprietary rights (including, but not limited to, any license or other agreement under which the Company has the right to use any proprietary rights owned or held by any other Person) other than those entered into in the ordinary course of business or as listed on Schedule 2.13(b); or (g) agreement or contract under which the Company has (i) incurred any Indebtedness or (ii) given any guarantee other than as listed in Schedule 2.13(b).

       2.14. DISCLOSURE. This Agreement, the schedules of exceptions furnished contemporaneously herewith and the other agreements, documents or certificates furnished to the Investor on the Closing Date by or on behalf of the Company in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. There is no fact which is known to the Company and which has not been disclosed herein or otherwise by the Company to the Investor which may result in a Material Adverse Effect on or to the Company.

       2.15. COMPLIANCE WITH SECURITIES LAWS. Based in part on the representations of the Investor set forth in Section 3 hereof, the Company has complied with and will comply with all applicable U.S. Federal and state securities laws in connection with the offer, issuance and sale of the Securities. The Company has not, either directly or through any agent, offered any securities to, or otherwise approached, negotiated or communicated in respect of any securities with, any Person so as thereby to require that the offer or sale of such securities (including but not limited to the Securities) be registered pursuant to the provisions of Section 5 of the Securities Act of 1933, as amended (the "1933 Act"). Based in part on the representations of the Investor set forth in Section 3 hereof, the offer, sale and issuance of the Purchased Shares and the Common Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the 1933 Act and all applicable state securities laws.

       2.16. BROKERS' AND FINDERS' FEES. The Company has retained no broker or finder in connection with the transactions contemplated by this Agreement and has no liability for any commission or compensation in the nature of an agent's fee to any broker or finder or any other Person in connection with the issuance of the Purchased Shares.

       2.17 INSURANCE. The Company maintains valid policies of fire, liability, product liability, workmen's compensation, health and other forms of insurance with respect to the Company's business. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Company, of the kinds, in the amounts and against the risks required to comply with all applicable laws and as are reasonable for the business and assets of the Company. The Company has not been refused any insurance with respect to any aspect of the operations of its business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

       2.18 BENEFIT PLANS. The Company is in compliance in all material respects with the provisions of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations and published interpretations thereunder. Neither the Company nor any of its Affiliates maintains any benefit plan which is subject to the provisions of Title IV of ERISA. No "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) has occurred with respect to any benefit plan which is subject to the provisions of Title IV of ERISA and which is maintained for employees of the Company or any of its Affiliates. There are no unfunded vested liabilities under any such benefit plan.

       2.19 UNDISCLOSED LIABILITIES. The Company has no material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) except (i) as set forth or reflected on the Balance Sheet (or described in the notes thereto) and (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement.

   3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF INVESTOR. The Investor represents and warrants to the Company as to itself the following as of the
Closing:

       3.1. The Transaction Documents (defined in Section 2.2 above) and other instruments executed by the Investor pursuant hereto have each been duly executed and delivered by the Investor, and each is a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency, moratorium, fraudulent conveyance and the relief of debtors; (b) equitable principles limiting rights to specific performance or other equitable remedies; and (c) with respect to the enforceability of the provisions set forth in the registration rights provisions of the Rights Agreement, applicable Federal and state securities laws.. All consents, approvals or authorizations of any Person on the part of the Investor required as a condition precedent to the valid execution, delivery and performance of this Agreement and the Rights Agreement shall have been obtained or completed prior to, and be effective as of, the Closing.

       3.2. The Investor is acquiring its Purchased Shares for its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the 1933 Act.

       3.3. The Investor understands that because the Purchased Shares have not been registered under the 1933 Act, it cannot dispose of any or all of the Purchased Shares unless such Shares are subsequently registered under the 1933 Act or exemptions from such registration are available. The Investor acknowledges and understands that, except as provided in the registration rights provisions of the Rights Agreement, it has no independent right to require the Company to register the Purchased Shares under the 1933 Act or any state securities law. The Investor is aware that the Company may not undertake a public offering of its stock. The Investor further understands that the Company, as a condition to the transfer of any of the Purchased Shares other than pursuant to an effective registration statement duly filed under the 1933 Act, will require that the request for transfer be accompanied by an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in violation of the 1933 Act, unless such transfer is covered by an effective registration statement under the Securities Act. The Investor understands that each certificate representing the Purchased Shares will bear the following legends or ones substantially similar thereto:

           "These shares have not been registered under the Securities Act of 1933, as amended. These shares have been acquired for investment and not with a view to distribution or resale and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such shares under the Securities Act of 1933 or an opinion of counsel for the corporation that registration is not required under such act."

           "These shares are subject to the terms and conditions of that certain Rights Agreement, dated as of April 21, 1999, as amended, by and among the Company, certain investors and certain other shareholders of the Company identified therein, including certain restrictions on transfer. A copy of this agreement has been filed with the Secretary of the Company."

       3.4. The Investor is knowledgeable and experienced in the making of equity investments of the type contemplated under this Agreement, is able to bear the economic risk of loss of its investment in the Company, has the capacity to protect its own interests in connection with the transaction, has been granted the opportunity to make an investigation of the affairs of the Company, and has availed itself of such opportunity to the extent it has deemed necessary, either directly or through its representative.

       3.5. The Investor has been advised that the Purchased Shares delivered hereunder have not been and are not being registered under the 1933 Act and that the Company in issuing the Purchased Shares is relying upon, and will rely upon, among other things, the representations and warranties of such Investor contained in this Section 3.5 in concluding that each such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act. The Investor has not responded to any advertisement or publication concerning the availability of the Purchased Shares.

       3.6. The Investor is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act.

   4.  CONDITIONS OF PURCHASE.

       4.1. The Investor's obligation to purchase and pay for the Purchased Shares in the manner described in Section 1.2 hereunder shall be subject to compliance by the Company in all respects with their agreements herein contained and to the fulfillment on or before the Closing of the following conditions:

              4.1.1. CERTIFICATE OF COMPANY. The representations and warranties of the Company contained in Section 2 of this Agreement shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; the Company's business, assets or condition, financial or otherwise, or operations shall not have suffered a Material Adverse Effect between the date of the Interim Balance Sheet and the Closing; the conditions hereafter specified in this Section 4.1 shall have been satisfied, and on the Closing Date a certificate to such effect executed by the President and Chief Financial Officer of the Company shall be delivered to the Investor.

              4.1.2. OPINION OF COUNSEL. The Investor shall have received from counsel for the Company, Fulbright & Jaworski, their opinion, dated the Closing Date, substantially in the form of Exhibit F attached hereto.

              4.1.3. AUTHORIZATION, CONSENTS. The Board of Directors of the Company shall have duly adopted resolutions in form satisfactory to the Investor authorizing the Company to consummate the transactions contemplated hereby to which it is a party in accordance with the terms hereof, and the Investor shall have received a duly executed certificate of the Secretary of the Company dated the Closing Date setting forth a copy of such resolutions and such other matters as may be requested by the Investor. The Company shall have obtained any and all other consents, permits and waivers, and made all filings necessary or appropriate for consummation of the transactions contemplated by this Agreement, except for any such post-Closing filings as may be required under applicable securities laws.

              4.1.4. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate and bylaws, as amended, shall be in the form set forth in Exhibit A and Exhibit C, respectively, attached hereto.

              4.1.5. COMPLIANCE WITH AGREEMENT. The Company shall have performed and complied with all agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with prior to or on the Closing Date.

              4.1.6. RIGHTS AGREEMENT. The Company, the QIP Investors, the Managing Founders and the Investor shall have executed and delivered the Rights Agreement, in the form of Exhibit D attached hereto.

              4.1.7. AMENDMENT TO DISTRIBUTION AGREEMENT. The Company and the Investor shall have executed and delivered the Amendment to the Distribution Agreement, in the form of Exhibit E attached hereto.

              4.1.8. FINANCIAL STATEMENTS AND OTHER CERTIFICATIONS. The President and the Chief Financial Officer of the Company shall have delivered certificates guaranteeing the accuracy and completeness of the financial statements described in Section 2.12 as of the Closing Date and, except as provided in Schedule 2.12 with respect to the Interim Balance Sheet and any other financial statements dated as of the date of the Interim Balance Sheet, certifying that such financial statements have been prepared in accordance with GAAP consistently applied and fairly present the financial position and results of operations of the Company.

              4.1.9. INJUNCTIONS, ETC. No injunction or order of any governmental authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any governmental authority as of the Closing, which would restrain or prohibit the issuance and sale of the Purchased Shares or the consummation of any of the other transactions contemplated by the Transaction Documents or invalidate or suspend any provision of the Transaction Documents or the Certificate of Incorporation, as amended, of the Company.

       4.2 The Company's obligation to issue and deliver the Purchased Shares hereunder shall be subject to compliance by the Investor in all respects with its agreements herein contained and to the fulfillment on or before the Closing of the following conditions:

              4.2.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor contained in Section 3 hereof, shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

              4.2.2. COMPLIANCE WITH AGREEMENT. The Investor shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with prior to or on the Closing Date.

              4.2.3 RIGHTS AGREEMENT. The Company and the Investor shall have executed and delivered the Rights Agreement, in the form of Exhibit D attached hereto.

              4.2.4. AMENDMENT TO DISTRIBUTION AGREEMENT. The Company and the Investor shall have executed and delivered the Amendment to the Distribution Agreement, in the form of Exhibit E attached hereto.

              4.2.5. CERTIFICATE OF INVESTOR. The Company shall have received a certificate from the Investor, dated the Closing Date, signed by a duly authorized representative of the Investor, certifying that the conditions in Sections 4.2.1, 4.2.2. 4.2.3 and 4.2.4 (as that condition related to the Investor only) of this Agreement have been fulfilled.

5. COVENANTS OF THE COMPANY. Until such time as the Company completes a Qualified Public Offering (as defined below), or unless otherwise agreed by the Investor so long as the Investor owns at least 25% of the Purchased Shares issued hereunder, the Company shall comply, and shall cause all of its subsidiaries to comply with the following covenants:

       5.1. FINANCIAL STATEMENTS AND REPORTS. The Company shall furnish to the Investor the financial statements and reports described in the Rights Agreement in the manner provided therein.

       5.2. REQUESTED INFORMATION. The Company shall furnish the Investor with such other data and information as from time to time may be reasonably requested.

       5.3. CONDUCT OF BUSINESS. The Company will keep in full force and effect its corporate existence and will comply in all material respects with all applicable laws and regulations in the conduct of its business. The Company shall require all of its employees and consultants who render services for or on behalf of the Company to enter into appropriate confidentiality agreements to protect confidential information relating to the Company and its business, including trade secrets, in a form satisfactory to the Investor.

       5.4. INSPECTION. The Company shall permit authorized representatives of the Investor to visit and inspect any of the properties of the Company, including its books of account (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be reasonably requested.

       5.5. INSURANCE. The Company shall keep its insurable properties insured by financially sound and reputable insurers against the perils of liability, casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or a similar business of similar size. The Company shall also maintain with such insurers insurance against other hazards and risks and liability to persons and property, to the extent and in the manner customary for corporations engaged in the same or a similar business of similar size.

       5.6 ISSUANCE OF STOCK IN CONNECTION WITH VESTING OF PERFORMANCE OPTIONS. The parties acknowledge that the Performance Options previously granted and to be granted by the Company have not been taken into account in determining the number of Purchased Shares deliverable to Investor hereunder, and that such Performance Options, if and to the extent that they become exercisable, would result in dilution to Investor. To that end, at any time a Performance Option becomes exercisable to its holder (a "Vested Performance Option"), the Company shall issue additional share's of Common Stock to Investor without the payment of additional consideration beyond the Purchase Price (previously paid hereunder which constituted consideration therefor), subject to the following:

              5.6.1. The number of shares of Common Stock issuable to Investor hereunder shall equal the number of shares of Common Stock necessary to maintain the ownership percentage of Investor in the Company at the Applicable Percentage (as defined below), after giving effect to the number of shares underlying the Vested Performance Options, including the Vested Performance Option resulting in the grant of such additional shares of Common Stock. Upon issuance, such additional shares shall be duly authorized, validly issued, fully-paid and non-assessable.

              5.6.2. For purposes of this Agreement, the term "Applicable Percentage" means 6.5421 percent.

       5.7 ISSUANCE OF ADDITIONAL STOCK IN CONNECTION WITH CONVERSION OF CERTAIN INDEBTEDNESS. The parties acknowledge that, to the extent the Guaranteed Indebtedness (as defined in Section 7 below) is paid by QIP and the QIP Investors elect to convert such Indebtedness and the QIP Loans into Common Stock of the Company, up to 6,809,717 shares of Common Stock will be issued to the QIP Investors, which shares have not been taken into account in determining the number of Purchased Shares deliverable to Investor hereunder. Such additional shares, if and to the extent that they are issued to the QIP Investors, would result in additional dilution to Investor. To that end, at any time any additional shares of Common Stock are issued to the QIP Investors in connection with the exercise of conversion rights described in this Section 5.7, the Company shall issue without payment of additional consideration beyond the Purchase Price (previously paid hereunder which constituted consideration therefor) that number of shares of Common Stock to Investor necessary to maintain the ownership percentage of Investor in the Company at the Applicable Percentage (as defined in Section 5.6 above), after giving effect to the number of shares issued to the QIP Investors resulting in the issuance of such additional shares to Investor. Upon issuance, such additional shares shall be duly authorized, validly issued, fully-paid and non-assessable.

6.     ADDITIONAL COVENANTS OF THE PARTIES.

       6.1.   RESALE OF SECURITIES.

              6.1.1. The Investor covenants that it will not sell or otherwise transfer the Purchased Shares except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company and its counsel, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder, and otherwise satisfies the requirements of the Rights Agreement.

              6.1.2 The certificates evidencing the Purchased Shares will bear the restrictive legends regarding the transfer of such securities as set forth in Section 3.3 hereof.

       6.2. COVENANTS PENDING CLOSING. Pending the Closing the Company will not, without the Investor's prior written consent, take any action which would result in any of the representations or warranties contained in this Agreement not being true at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance. The Company will promptly advise the Investor of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering any of such covenants incapable of performance.

       6.3. FURTHER ASSURANCE. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

       6.4. CONFIDENTIALITY. As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof, including, without limitation, information furnished pursuant to Sections 5.1 and 5.2 hereof) as constitutes confidential business, financial or other information of the Company, the Investor covenants that it will use due care to prevent its officers, directors, employees, counsel, accountants and other authorized representatives from disclosing such information to Persons other than those Persons who have the authority to possess such information or who have been granted written permission by the Company to obtain such information; provided, however, that the Investor may disclose or deliver any information or other material disclosed to or received by it should the Investor be advised by its counsel that such disclosure or delivery is required by law, regulation, or judicial or administrative order or to the extent such information is made public without a breach hereof by Investor. In the event of any termination of the this Agreement prior to the Closing Date, the Investor shall return to the Company all confidential material previously furnished to the Investor or its officers, directors, employees, counsel, accountants and other representatives in connection with this transaction. For purposes of this Section 6.4, "due care" means at least the same level of care that the Investor would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive the termination of this Agreement. Notwithstanding the foregoing restriction on disclosure, the parties shall be authorized to disclose the transactions contemplated under this Agreement to the extent provided in Section 2c of the Amendment to the Distribution Agreement, attached hereto as Exhibit D.

7.     MISCELLANEOUS.

       7.1. BROKERS' FEES. Each party hereto will indemnify and hold harmless the other party against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.


       7.2.   REMEDIES.

              7.2.1. The Company agrees to indemnify the Investor against all claims, losses, damages and liabilities, including legal and other expenses reasonably incurred in investigating or defending against the same, arising out of any breach of any representation or warranty made by the Company in Section 2 hereof; provided, however, that the amount of such indemnification in the aggregate shall not exceed $1,000,000. In addition, the Company will indemnify the Investor for breach of any covenants of the Company contained in Sections 5 and 6 hereof, provided, however, that the amount of such indemnification in the aggregate shall not exceed $1,000,000.

              7.2.2. The Investor agrees to indemnify the Company against all claims, losses, damages and liabilities, including legal and other expenses reasonably incurred in investigating or defending against the same, arising out of any breach of any representation and warranty made by the Investor in Section 3 hereof; provided, however, that the amount of such indemnification in the aggregate shall not exceed $1,000,000. In addition, the Investor will indemnify the Company for breach of any covenants of the Investor contained in Section 6 hereof provided, however, that the amount of such indemnification in the aggregate shall not exceed $1,000,000.

              7.2.3. In case any proceeding (including any government investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 7.2, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing. No indemnification provided for in Section 7.2(a) or (b) hereof shall be available to any party who shall fail to give notice as provided in this Section 7.2.3, but only to the extent that such failure to give such notice has a material adverse effect on the indemnifying party, and the failure to give such notice shall not relieve the indemnifying party or parties from any liability which it or they may have to the indemnified party for contribution or otherwise than on account of the provisions of Section 7.2.1 or 7.2.2 hereof. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof to the extent of its obligation to indemnify, with counsel reasonably satisfactory to such indemnified party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the reasonable fees and expenses of the counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have' mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

              7.2.4. In the event indemnification arises hereunder as a result of a third party claim against the indemnifying party, no indemnification shall be made pursuant to Section 7.2 until such time as the indemnifying party shall have been finally adjudicated or otherwise found to be liable hereunder to such third party.

       7.3. SPECIFIC PERFORMANCE. The rights of the parties under this Agreement are unique and, accordingly, the parties shall have the right, in addition to such other remedies as may be available to any of them at law or in equity, to enforce their rights hereunder by actions for specific performance in addition to any other legal or equitable remedies they might have to the extent permitted by law.

       7.4. AMENDMENTS AND WAIVERS. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Investor, or any of Investor's successors in interest under this Agreement to the Purchased Shares.

       7.5.   SURVIVAL OF COVENANTS, ASSIGNABILITY OF RIGHTS.

              7.5.1. All covenants, agreements, representations and warranties of the Company made herein and in the certificates, lists, exhibits, schedules or other written information delivered or furnished in connection therewith and herewith, except as provided otherwise in this Agreement, shall survive the delivery of the Purchased Shares and shall bind the Company's successors and assigns, whether so expressed or not, and, except as provided otherwise in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investor's successors and assigns and to permitted transferees of the Purchased Shares under the Shareholders Agreement, whether so expressed or not.

              7.5.2. All covenants, agreements, representations and warranties of the Investor made herein, except as provided otherwise in this Agreement, shall survive the delivery of the Purchased Shares and shall bind the Investor's successors and assigns, whether so expressed or not and, except as provided otherwise in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Company's successors and assigns, whether so expressed or not.

       7.6. GOVERNING LAW. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware, without reference to its conflicts with laws provisions.

       7.7. SECTION HEADINGS. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.

       7.8. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

       7.9. NOTICES. As the terms "notice" or notices are used herein as between the. parties, such term shall mean a written document, explaining in reason for the notice, which shall become effective and shall be deemed delivered (a) on the day of delivery in person; (b) three (3) days after deposit in first-class registered mail; (c) one (1) day after deposit with a nationally recognized overnight courier; or (d) on the date sent by facsimile, if receipt is available for the transmittal and is confirmed by first-class, registered mail; in each case properly posted and fully prepaid to the appropriate address set forth below:

to the Company:

                            NewsReal, Inc.
                            66 Canal Center Plaza
                            Suite 700
                            Alexandria, Virginia 22314
                            Attention: Chief Financial Officer & General Counsel
                            Fax: (703) 548-9161

with a copy by mail and fax which shall not constitute notice, to:

                            Stephen Feldhaus, Esq.
                            Fulbright & Jaworski L.L.P.
                            Market Square
                            801 Pennsylvania Avenue, N.W.
                            Washington, D.C. 20004-2615
                            Fax: (202) 662-4643

to the Investor at:

                            Ms. Helen Whelan
                            CNNfn, a division of Cable News Network LP, LLLP 5 Penn Plaza, 21st Floor
                            New York, New York 10001
                            Fax: (212) 714-7909

with a copy by mail and fax, which shall not constitute notice, to:

                            Cable News Network LP, LLLP
                            One CNN Center
                            P.O. Box 105366
                            Atlanta, GA 30303
                            Attention: General Counsel

                            Fax:   (404) 827-1995

The parties shall, as a matter of convenience and courtesy send each party receiving notice a copy of said notice by facsimile or electronic means, or by courier, Federal Express, or similar service, but such notifications shall not be deemed lawful "notice" as required hereby. The parties may from time to time amend the above addresses and names by written notice given the other party as required herein.

       7.10. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.


       7.11.  DEFINITIONS OF TERMS.

       Affiliate. The term "affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

       Amendment. The term "Amendment" means the amendment to the Distribution Agreement of even date herewith between the Investor and the Company, which amendment modifies the rights and obligations of the parties arising under the Distribution Agreement.

       Certified. A financial statement shall be deemed to be "certified" only if the person or firm certifying it shall express the opinion that it has been prepared in accordance with GAAP consistently applied and that the balance sheet included therein fairly presents the financial position of the Company as at the date thereof and that the statements of income and of changes in financial position included therein fairly present the results of operations of the Company for the period indicated. If the person certifying is an officer of the Company, the certificate shall also state that the financial statements are true, correct and complete in all material respects. If the person certifying is a member of an accounting firm, the certificate shall also state that the examination included such tests of accounting records and such other auditing procedures as the accountant considered necessary in the circumstances.

       Common Stock. The term "Common Stock" shall mean (a) the Company's Common Stock, $.001 par value, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies or in the absence of any provision to the contrary in the Company's Certificate, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency or provision), and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

       Distribution Agreement means the agreement dated as of January 1, 1998, pursuant to which the Investor and the Company have created a co-branded Internet product substantially based on NewsReal's "IndustryWatch" product that is linked to a button on the home page of the Investor's World Wide Web site.

       Guaranteed Indebtedness. The term "Guaranteed Indebtedness" means the indebtedness in the principal amount of $4,000,000 (as of the date of the Interim Balance Sheet) owed by the Company to Hypo und- Vereinsbank, A.G., which indebtedness has been fully guaranteed by QIP.

       Immediate Family. The term "immediate family" shall include spouse, parents, mother-in-law and father-in-law, brother and sister, brother-in-law and sister-in-law, son-in-law and daughter-in-law and children.

       Indebtedness. The term "Indebtedness" shall mean with respect to any Person (i) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services, other than for trade accounts payable incurred in the ordinary course of the Company's business, (ii) all indebtedness described in clause (i) of any other Person in respect of which such Person is liable, contingently or otherwise, to pay or advance money or property as guarantor, endorser or otherwise (except as endorser for collection in the ordinary course of business), and (iii) all lease obligations of such Person which are required, in accordance with GAAP, to be capitalized on the books of the lessee.

       Knowledge. The term "Knowledge," or similar terms when applied to the Company means the knowledge, after due inquiry, of the Company or its respective officers or directors.

       Material Adverse Effect. The term "Material Adverse Effect" shall mean a material adverse effect on the assets, business, operations, properties, profits or condition (financial or otherwise) of the Company.

       Performance Options. The term "Performance Options" refers to performance options and warrants to purchase 3,974,570 shares of the Company's Common Stock that have been granted to the Managing Founders, Infoseek and the Company's employees, at exercise prices ranging from $.001 per share to $1.0023 per share, which options become exercisable only if certain revenue and operating income performance targets are achieved or if the QIP Investors earn a specified return on their investment in the Company, and performance options to purchase 5,249,410 shares of the Company's Common Stock available for issuance to the Managing Founders and the employees of the Company upon conversion of the Guaranteed Indebtedness and the QIP Loans by the QIP Investors, which options shall be subject to the same performance criteria.

       Person. The term "Person" shall mean any corporation, association, partnership, limited liability company, joint venture, organization, business or individual, and shall include any successor (by merger or otherwise) of such entity.

       QIP. "QIP" means Quantum Industrial Partners, LDC, a Cayman Islands exempted limited duration company.

       QIP Loans. The term "QIP Loans" shall refer to the loans to the Company in the aggregate principal amount of up to $4 million from QIP and those of its affiliates who also are shareholders of the Company.

       Qualified Public Offering. The term "Qualified Public Offering" shall mean a firm commitment underwritten public offering of shares of Common Stock pursuant to a registration statement filed with the Commission under the 1933 Act, and in which the gross proceeds, before deducting underwriters' discounts and commissions and offering expenses, to the Company equal or exceed Ten Million Dollars ($10,000,000.00).

       Stock Option Plan. The term "Stock Option Plan" refers to the Company's 1998 Stock Option Plan, as amended, pursuant to which the Company was authorized to reserve up to 1,500,000 shares of Common Stock (following the Company's 100:1 stock split), which plan was approved by the Company's Board of Directors on May 7, 1998, and was ratified by a majority of the holders of the Company's Common Stock on April 6, 1999.

       Subsidiary. The term "Subsidiary" shall mean any Person of which any other Person at the applicable time owns or controls, directly or indirectly through one or more Subsidiaries, a majority of the voting stock or ownership interest.

           7.12. EXPENSES. Each party shall be responsible for paying its own costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Transaction Documents.

           7.13. ENTIRE AGREEMENT. This Agreement and the other Transaction Documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with respect to the subjects hereof and thereof.

           7.14   ENFORCEMENT.

                  7.14.1. REMEDIES AT LAW OR IN EQUITY. If the Company shall default in any of its obligations under this Agreement or if any representation or warranty made by or on behalf of the Company in this Agreement or in any certificate, report or over instrument delivered under or pursuant to any term hereof shall be untrue or misleading in any material respect as of the date of this Agreement or as of the Closing Date or as of the date it was made, furnished or delivered, the Investor may proceed to protect and enforce its rights by suit in equity or action at law, whether for the specific performance of any term contained in this Agreement, injunction against the breach of any such term or in furtherance of the exercise of any power granted in this Agreement, or to enforce any other legal or equitable right of such party or to take any one or more of such actions.

              7.14.2. REMEDIES CUMULATIVE; WAIVER No remedy referred to herein or in any exhibit hereto is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to a party at law or in equity. No express or implied waiver by any party of any default shall be a waiver of any future or subsequent default. The failure or delay of any party in exercising any rights granted it hereunder shall not constitute a waiver of any such right and any single or partial exercise of any particular right by such party will not exhaust the same or constitute a waiver of any other right provided herein. No notice or demand on any party in any case shall entitle the party to any other or further notice or demand in similar or other circumstances.

       7.15 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.







                     [The next page is the signature page.]

       IN WITNESS WHEREOF, the duly authorized representatives of the undersigned corporations have executed this Agreement as of the date first written above.

                     CNNFN, A DIVISION OF CABLE NEWS NETWORK LP, LLLP
                     By: /s/ LOU DOBLES
                        -------------------------------
                     Name: Lou Dobles
                     Title:


                     NEWSREAL, INC.



                     By:/s/ DAVID C. HOPPMANN
                        -------------------------------
                     Name:  David C. Hoppmann
                     Title: President & CEO